UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2005

THE HARTFORD FINANCIAL SERVICES GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13958	13-3317783

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

The Hartford Financial Services Group, Inc.
Hartford Plaza
Hartford, Connecticut	06115-1900

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: _____(860) 547-5000_____

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

The Hartford Financial Services Group, Inc. (the “Company”) announced today that, during the second quarter of 2005, Ramani Ayer, Chairman and Chief Executive Officer, Tom Marra, Executive Vice President, and David Zwiener, Executive Vice President, entered into pre-planned stock trading plans to sell shares of Company common stock, either through the exercise of stock options and sale of the resulting shares or the sale of shares of previously owned common stock. The plans were adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and the Company’s insider trading policies, which require the Company’s senior executive officers to conduct all open market transactions in Company stock pursuant to Rule 10b5-1 pre-planned trading plans.

Under Mr. Ayer’s plan, a brokerage firm may exercise certain of Mr. Ayer’s stock options representing up to 338,210 shares of common stock and then sell the acquired shares, beginning in August 2005. The plan is scheduled to terminate in June 2006.

Under Mr. Marra’s plan, a brokerage firm may exercise certain of Mr. Marra’s stock options representing up to 200,000 shares of common stock and then sell the acquired shares, beginning in August 2005. The plan is scheduled to terminate in June 2006.

Under Mr. Zwiener’s plan, a brokerage firm may exercise certain of Mr. Zwiener’s stock options representing up to 96,190 shares of common stock and then sell the acquired shares, beginning in August 2005. The plan also covers 3,810 shares of common stock owned outright by Mr. Zwiener. The plan is scheduled to terminate in June 2006.

Transactions made under these plans will be disclosed publicly through Form 4 filings with the Securities and Exchange Commission.

Except as may be required by law, the Company does not undertake to report on specific Rule 10b5-1 pre-planned stock trading plans of Company officers or directors, nor to report modifications or terminations of the aforementioned plans or the plan of any other individual.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
Date: July 22, 2005	By:	/s/ Neal S. Wolin
		Name:	Neal S. Wolin
		Title:	Executive Vice President and General Counsel